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Pricing Supplement dated February 4, 1997                    Rule 424(b)(3)
(To Prospectus dated July  8, 1996 and                       File No. 333-05701
Prospectus Supplement dated October 30, 1996)

                                 ADVANTA CORP.
                    MEDIUM-TERM NOTES, SERIES D - FIXED RATE

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===========================================================================================
Principal Amount: $10,000,000                           Interest Rate: 6.814%
Agent's Discount or Commission: $45,000                 Stated Maturity Date: 02/07/2002
Net Proceeds to Issuer: $9,955,000                      Original Issue Date: 02/07/97
Issue Price: 100%                                       Trade Date: 02/04/97
===========================================================================================
Interest Payment Dates:   August 7, 1997 and the        Cusip No.:  00756QDT2
                          7th day of each February
                          and August thereafter

Day Count Convention:

         [X]      30/360 for the period from 02/07/97  to 02/06/2002

         [ ]      Actual/360 for the period from     to

         [ ]      Actual/Actual for the period from  to

Redemption:

         [X]      The Notes cannot be redeemed prior to the Stated Maturity
                  Date.

         [ ] The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
                  Initial Redemption Percentage:
                  Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the principal amount.

Optional Repayment:

         [X]      The Notes cannot be repaid prior to the Stated Maturity Date.

         [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                  Option Repayment Dates:
                  Repayment Price: ____%

Currency:

         Specified Currency:  United States Dollars
           (If other than U.S. dollars, see attached)
         Minimum Denominations:
           (Applicable only if Specified Currency is other than U.S. dollars) Original Issue Discount:
                           [ ]    Yes     [X]    No

         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:



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Form:

         [X]    Book Entry                             [ ]     Certificated

Agent acting in the capacity as indicated below:

         [X]    Agent                                  [ ]     Principal

If as Principal:

         [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         [ ] The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

[X]  Other Provisions:  Goldman Sachs & Co.

     [ ]  Salomon Brothers Inc

             [ ]  Bear, Stearns & Co. Inc.

                     [ ]  CS First Boston

                              [ ] Donaldson, Lufkin & Jenrette
                                     Securities Corporation

                                             [ ] Merrill Lynch & Co.